Exhibit 99.1

Contact: Michael Attar
Director Investor Relations
(818) 880-7821
Michael.attar@tekelec.com

TEKELEC SIGNS DEFINITIVE AGREEMENT
TO PURCHASE TAQUA

Acquisition Further Strengthens Next-Generation Switching Position

Calabasas, CA. — Feb. 25, 2004 —Tekelec (NASDAQ: TKLC) today announced that it has entered into a definitive agreement to purchase Taqua, Inc., a leading privately-held provider of next-generation Class 5 packet switching systems, located in Richardson, Texas. The acquisition of Taqua brings to Tekelec a market-leading Class 5 switching solution optimized for the small switch service provider market.

Tekelec is purchasing all of Taqua’s outstanding stock for approximately $85 million cash, plus the assumption of Taqua’s outstanding options. The purchase is expected to close within 60 days, pending United States anti-trust approval and the completion of certain contractual requirements. Taqua will become part of Tekelec’s next-generation switching business.

“The acquisition of Taqua places Tekelec at the heart of legacy small Class 5 switch migration within the North American independent operating companies [IOCs] and competitive [CLEC] carrier markets,” said Fred Lax, president and CEO of Tekelec. “Taqua’s switching portfolio also is well suited for the global carriers replacing or establishing small end-offices with small Class 5 packet switches. Upon completion of the acquisition, Tekelec will have more than 110 next-generation voice switching customers, carrying traffic in Class 4, Class 5, and wireless applications globally, making Tekelec one of the largest suppliers of next-generation switching equipment in the world.”

Charlie Vogt, president and CEO of Taqua, added, “Taqua has succeeded by focusing on small end-office switching solutions for the IOCs and CLECs, enabling us to secure customers spanning 140 Class 5 packet switch deployments across North America. While we have experienced strong growth during the past two years, we expect even stronger market penetration in 2004 and beyond as we leverage Tekelec’s operational expertise, global reach and reputation for carrier-grade reliability. With the addition of Taqua, Tekelec’s customers will benefit from a switching business with an even broader choice of circuit-to-packet solutions and the financial strength of a leading, publicly traded telecommunications company.”

After closing, on a GAAP basis, Tekelec expects the transaction to reduce its EPS by approximately $0.07-$0.09 for the remainder of 2004. Tekelec expects the 2004 earnings reduction to include amortization of acquired intangibles and the amortization of deferred compensation totaling approximately $4.0 million. For 2005, on a GAAP basis, Tekelec expects the transaction to reduce its EPS by approximately $0.04-$0.06. Tekelec expects the 2005 earnings reduction to include amortization of acquired intangibles and the amortization of deferred compensation totaling approximately $6.0 million.

Conference Call

Tekelec will host a conference call to discuss this announcement at 5:15 p.m. Eastern Time (ET) on Feb. 25, 2004. The call will be webcast live for all investors, and a webcast replay will be available for 90 days. Instructions on how to gain access to the conference call webcast are listed below.

Dial-In Information

Live call dial-in # 719-457-2621, Confirmation Code 114346

Live Webcast

Tekelec will host a live webcast of the conference call on Feb. 25, 2004. To access the webcast, visit Tekelec’s web site located at www.tekelec.com, enter the Investor Relations section and click on the webcast icon.

Telephone Replay

A telephone replay of the call also will be available for one week after the live call by calling, 719-457-0820 and entering the passcode, 114346

About Tekelec

Tekelec is a leading developer of telecommunications signaling and switching solutions, packet-telephony infrastructure, network monitoring technology, and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, CA., with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.

About Taqua, Inc.

Founded in 1998, Taqua is the market share leader in next-generation telephony systems and technologies. Taqua focuses on improving local (ILEC) and competitive (CLEC) exchange carrier deployment and operational costs, while delivering new and differentiated revenue generating broadband services. Taqua offers a complete line of circuit and IP voice switching products and services, including full-featured next-generation packet Class 5 switches, intelligent line access gateways, application servers, and an element management system. In addition, Taqua offers a full suite of professional services including network design and capacity planning, as well as installation and cutover services. More information about Taqua can be accessed on the Internet at www.taqua.com.

Forward Looking Statements

Certain statements made in this news release are forward looking, reflect Tekelec’s current intent, belief or expectations and involve certain risks and uncertainties. There can be no assurance that Tekelec’s actual future performance will meet Tekelec’s expectations. As discussed in Tekelec’s 2002 Annual Report on Form 10-K and other filings with the SEC, Tekelec’s future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from Tekelec’s current expectations include, among others: overall telecommunications spending, changes in general economic conditions, the timing of significant orders and shipments, the lengthy sales cycle for Tekelec’s products, the timing of the convergence of voice and data networks, the ability of carriers to utilize excess capacity of signaling infrastructure and related products in the network, the capital spending patterns of customers, the dependence on wireless customers for a significant percentage and growth of Tekelec’s revenues, the success or failure of strategic alliances or acquisitions, the timely development and introduction of new products and services, product mix, the geographic mix of Tekelec’s revenues and the associated impact on gross margins, market acceptance of new products and technologies, carrier deployment of intelligent network services, the ability of our customers to obtain financing, the level and timing of research and development expenditures, regulatory changes, and the expansion of Tekelec’s marketing and support organizations, both domestically and internationally. Tekelec undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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